Exhibit 10.12

Director Compensation

Each director of Farmers National Banc Corp. (the “Corporation”) who is not an employee of the Corporation shall receive an annual retainer fee of $35,000. Directors with significant additional duties shall receive the following additional retainers: (i) $15,000 for the independent Chair of the Board of Directors; (ii) $10,000 for the independent Board Vice Chair; (iii) $10,000 for the Chair of the Executive Committee; and (iv) $5,000 for all other committee Chairs.